Exhibit 16.1

November 4, 2010

Securities and Exchange Commission
Washington D.C. 20549

Commissioners:

We have read the statements made by Amasys Corporation which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Amasys Corporation dated November 4, 2010.  We agree with the statements made in response to that Item insofar as they related to our firm.

Sincerely,

/s/ Turner, Stone & Company, L.L.P.
Turner, Stone & Company, L.L.P.